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                           NONDISCLOSURE AGREEMENT

    THIS NONDISCLOSURE AGREEMENT ("Agreement") is entered into this 6th day of July 2000 by and between Convergent Group Corporation of 6399 S. Fiddler's Green Circle, Suite 600, Englewood, CO, a Delaware corporation ("CVG"), and Schlumberger, Industries S.A. of 50 Ave. Jean Jaures, 92542 Montrouge Cedex, France, a French corporation, ("Recipient").

                                  BACKGROUND

    A. Recipient desires to discuss and evaluate a possible business relationship with CVG;

    B. In the course of such discussions, CVG may disclose to Recipient certain financial, operational and technical information concerning CVG, which constitutes Confidential Information as defined below; and

    C. CVG is willing to allow disclosure to Recipient of the Confidential Information provided Recipient does not disclose or misuse the Confidential Information in violation of the terms and conditions of this Agreement. Recipient agrees that, subject to the terms and conditions of this Agreement, it will maintain in confidence any and all such Confidential Information.

                                  AGREEMENT

    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

        (a) "Confidential Information" shall mean information which has been or after the date hereof will be, furnished or disclosed by CVG, or its employees, consultants or agents relating to CVG's financial condition, business operations, sales or technology. Confidential Information in tangible form must be marked as "Confidential", "Proprietary" or words to that effect. Confidential Information disclosed orally must be summarized in tangible form, designated as "Confidential", and sent to the receiving party within 30 days of the oral disclosure.

        (b) "Related Parties" shall mean Recipient and its directors, officers or employees, agents or advisors to the extent such persons receive Confidential Information.

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    2.  NO DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION.

        (a) Recipient shall keep in strictest confidence and trust all Confidential Information and shall not disclose any Confidential Information to any other entity or person or use any Confidential Information for its own benefit or for the benefit of another, except for the limited purpose set forth in Recital A above, without the express written consent of CVG. Recipient shall take all reasonable safeguards to prevent disclosure of the Confidential Information.

        (b) Recipient shall disclose the Confidential Information to Related Parties on a "need to know" basis only. Recipient shall inform all Related Parties who have access to the Confidential Information that such Confidential Information is confidential and proprietary to Convergent. Recipient shall be liable for any unauthorized disclosure of Confidential Information by Related Parties.

        (c) The obligations of Recipient stated in the preceding paragraphs of this Section 2 shall not apply to Confidential Information which is generally known or available to the public or which may later become generally known or available to the public, except where such knowledge or availability is the result of an unauthorized disclosure by Recipient or Related Party.

    3. TERM OF AGREEMENT. Unless expressly terminated by agreement in writing between the parties hereto, the term of this Agreement shall continue and bind the parties hereto until December 31, 2002.

    4. RETURN OF CONFIDENTIAL INFORMATION. All Confidential Information shall remain the exclusive property of CVG. Recipient shall return or destroy, and shall cause the Related Parties to return or destroy, all copies, transcriptions or other reproductions of, and any notes relating to Confidential Information to CVG upon either (i) the accomplishment of the purpose for which the Confidential Information was provided or (ii) receipt of a written notice from CVG requesting return of the Confidential Information.

    5. NO LICENSE OR OTHER RIGHTS. Nothing in this Agreement is intended to or shall grant to Recipient or any Related Party any license or other right of any nature to the use of any of the Confidential Information or any intellectual property rights relating to the Confidential Information, except for the limited purpose of evaluating a possible data conversion/migration project with CVG.

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    6.  ACCURACY AND COMPLETENESS OF CONFIDENTIAL INFORMATION. CVG MAKES NO
        WARRANTIES REGARDING THE ACCURACY OF THIS CONFIDENTIAL INFORMATION. CVG accepts no responsibility for any expenses, losses or action incurred or undertaken by Recipient as a result of the receipt of the Confidential Information. IT IS FURTHER UNDERSTOOD BY RECIPIENT THAT CVG DOES NOT WARRANT OR REPRESENT THAT IT WILL ENTER INTO ANY BUSINESS RELATIONSHIP WITH RECIPIENT BASED UPON THE CONFIDENTIAL INFORMATION DISCLOSED HEREUNDER.

    7. CORPORATION AND ENFORCEMENT. Recipient shall (i) notify CVG immediately of any unauthorized possession, use or knowledge of the Confidential Information; (ii) promptly furnish CVG full details of such possession, use or knowledge; and (iii) cooperate with CVG in any litigation against third parties as may be deemed necessary by CVG to protect its proprietary rights in the Confidential Information.

    8. REMEDIES. Recipient acknowledges and agrees that CVG would be irreparably harmed if any of the Confidential Information were to be disclosed to third parties or if any use were to be made of the Confidential Information other than that specified in this Agreement, and further agrees that CVG shall have the right to seek and obtain injunctive relief upon any violation or threatened violation of the terms of this Agreement, in addition to all other rights and remedies available to CVG at law or in equity.

    9. INDEMNITY. Recipient shall indemnify CVG for and against all damages, losses, claims, costs (including reasonable attorney's fees), expenses and liabilities suffered or incurred as a direct result of Recipient failing to fully comply with its covenants and obligations under this Agreement relating to any Confidential Information relating to CVG's technology, including by virtue of any act of any Related Party.

    10. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the matters set forth herein.

    11. AMENDMENTS. No amendment or waiver of any term of this Agreement shall be effective unless such amendment or waiver is in writing and is signed by each of the parties hereto.

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      12.  ASSIGNMENT.  Neither party may assign or delegate this Agreement, or any rights, duties or obligations hereunder, without the prior written approval of the other; provided, however, that CVG may assign and delegate its rights, duties or obligations to any affiliate of CVG or incidental to a transfer of all or substantially all of CVG's business. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective representatives, successors and assigns.

      13. ATTORNEY'S FEES. If any party shall commence any action or proceeding against the other in order to enforce the provisions of this Agreement or to recover damages as the result of the alleged breach of any of the provisions of this Agreement, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith against the party commencing such action of the party who has breached this Agreement, as the case may be, including reasonable attorney's fees.

      14. EXPORT. Notwithstanding any other provisions of the Agreement, Recipients agree not to export, directly or indirectly, any US source technical data acquired from Convergent or any products utilizing such data to any countries outside the United States which export may be in violation of the United States Export Laws or Regulations. Nothing in this section releases Recipients from any obligation stated elsewhere in this Agreement not to disclose such data.

      15. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado, without regard to the conflicts of laws principles of such state.

      This Agreement has been executed as of the date first set forth above.

CONVERGENT GROUP CORPORATION           SCHLUMBERGER INDUSTRIES S.A.


By: /s/ Glenn E. Montgomery, Jr.       By: /s/ M.R. Scholten
    ----------------------------           ------------------------------

Name:  Glenn E. Montgomery, Jr.        Name:  M.R. Scholten

Title: Chief Executive Officer         Title: Director of Legal Services

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                      NONDISCLOSURE AGREEMENT

                          AMENDMENT NO. 1

     THIS NONDISCLOSURE AGREEMENT AMENDMENT NO. 1 dated as of August 4th, 2000 by and between Convergent Group Corporation of 6399 S. Fiddler's Green Circle, Suite 600, Englewood, CO, a Delaware corporation ("CVG"), and Schlumberger Industries S.A. (hereinafter referred to as "SLB") of 50 Av. Jean Jaures, 92542 Montrouge Cedex, France, a French corporation.

WHEREAS CVG AND SLB entered into that certain Non Disclosure Agreement (the "NDA") dated the 6th day of July 2000 for the purpose of discussing and evaluating a possible business relationship; and

WHEREAS CVG AND SLB now whish to extend their discussions and exchange Confidential Information emanating from each party in order to prepare a joint business plan with the aim to identify and quantify the opportunities resulting from their possible business relationship.

NOW THEREFORE, in exchange for good and valuable consideration, the parties have decided to amend the NDA as follows with effect as of the date first mentioned above.

SOLE ARTICLE:

The NDA shall read and henceforth be construed to be reciprocal with respect to all of the rights and obligations set forth therein. In particular the term "Recipient" as used in the NDA shall now indicate the party receiving Confidential Information from the other party and no longer exclusively refer to SLB.


CONVERGENT GROUP CORPORATION,              SCHLUMBERGER INDUSTRIES S.A.

By: /s/ Glenn E. Montgomery, Jr.           By:  /s/ M.R. Scholten
   -----------------------------               ------------------------------

Name: Glenn E. Montgomery, Jr.             Name: M.R. Scholten

Title: Chief Executive Officer             Title: Director of Legal Services